Exhibit 99.3
Chart E&C Receives LNG Liquefaction Plant Order from Noble Energy
Cleveland, Ohio – July 30, 2013 - Chart Industries, Inc. (Nasdaq: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today announced that Noble Energy, Inc. (“Noble Energy”) has awarded Chart’s wholly-owned subsidiary, Chart Energy & Chemicals, Inc. ("Chart E&C"), a contract to provide a processing facility to produce approximately 100,000 gallons of liquefied natural gas (“LNG”) per day. The facility will be fully integrated with a new gas processing plant to be located in northern Weld County, Colorado. The plant, which is expected to be fully operational by the end of 2014, will service Noble Energy’s northern Colorado operations in the DJ Basin.
Chart E&C’s range of standard LNG plants are complete package solutions for the liquefaction of natural gas and feature Chart E&C’s proprietary liquefaction technology. Key equipment packages, comprised of brazed aluminum heat exchangers, cold boxes, storage tanks and load-out facilities, are designed in-house, and manufactured and fabricated in Chart’s facilities. These standard plants allow for a fast-track schedule and earlier commencement of LNG production. The C100N plant selected by Noble Energy will provide a robust, flexible LNG plant using a wide range of feed gas compositions.
“We are delighted that a world-class company like Noble Energy has selected our plant solution. We share a commitment to delivering a cost-efficient, safe alternative to diesel and other distillate fuels” commented Mike Durkin, President of Chart E&C.
Certain statements made in this news release are, or imply forward-looking statements, such as statements concerning business plans, objectives, market trends, future revenue, performance, and other information that is not historical in nature. These statements are made based on Chart’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially, such as cyclicality of product markets and vulnerability of markets to economic downturns, a delay or reduction in customer purchases, competition, fluctuations in energy prices or changes in government energy policy, management of fixed-price contract exposure, reliance on the availability of key supplies and services, pricing and availability of raw materials, and modification or cancellation of customer contracts. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart's filings with the Securities and Exchange Commission, including Item 1A - Risk Factors, of Chart's most recent Annual Report on Form 10-K. Chart undertakes no obligation to update or revise any forward-looking statement.
Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe.

For more information: http://ir.chartindustries.com/.
Contact:

Ken Webster	or	Chris Rioux
Vice President, Chief Accounting		Manager of Investor Relations and
Officer and Controller		Financial Planning
216-626-1216		216-626-1216
ken.webster@chartindustries.com		chris.rioux@chartindustries.com